Exhibit 99.1

Investcorp India Acquisition Corp Announces Adjournment of Extraordinary General Meeting of Shareholders

NEW YORK—(BUSINESS WIRE)—Investcorp India Acquisition Corp (NASDAQ: IVCAU) (the “Company”) announced today that the Company’s Extraordinary General Meeting of Shareholders (the “Extraordinary General Meeting”) was convened on August 8, 2024 at 10:00 a.m. Eastern Time and adjourned to August 12, 2024 at 4:00 p.m. Eastern Time at the same location.

Only shareholders of record, as of the record date, July 19, 2024, are entitled to vote at the Extraordinary General Meeting, either in person or by proxy. Proxies previously submitted in respect of the Extraordinary General Meeting will be voted at the adjourned Extraordinary General Meeting unless properly revoked, and shareholders who have previously submitted a proxy or otherwise voted need not take any further action.

About Investcorp India Acquisition Corp

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue a business combination target in any business, industry or geographical location, it intends to focus its search for a target located in India in industries the Company expects to have a high-potential for growth and for generating strong returns for its shareholders

MEDIA:

Brian Ruby, ICR, brian.ruby@icrinc.com